January 2022 Pricing Supplement No. T2238 Registration Statement No. 333-238458-02 Dated January 14, 2022 Filed pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS

Trigger PLUS Based on the Value of an Equally Weighted Basket Consisting of Two Equity Indices due February 3, 2028

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The securities are unsecured obligations of Credit Suisse, will pay no interest and do not guarantee any return of principal at maturity. At maturity, if the Basket has appreciated in value from the Initial Basket Level to the Final Basket Level, investors will receive the principal amount of their investment plus the leveraged upside performance of the Basket. If the Basket does not change or has depreciated in value but the Final Basket Level is greater than or equal to the Trigger Level, investors will receive at maturity the stated principal amount of the securities. However, if the Basket has depreciated in value so that the Final Basket Level is less than the Trigger Level, investors will lose 1% for every 1% decline in the level of the Basket from the Initial Basket Level to the Final Basket Level. Under these circumstances, the Payment at Maturity will be significantly less than the principal amount and could be zero. Accordingly, you may lose your entire investment. The securities are for investors who seek an equity component-based return and who are willing to risk their principal and forgo current income in exchange for the potential to receive a return based on the leveraged upside performance of the Basket if the Final Basket Level is greater than the Initial Basket Level. Investors may lose their entire initial investment in the securities. All payments on the securities, including any repayment of principal, are subject to the credit risk of Credit Suisse.

KEY TERMS
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its London branch.
Basket:	Basket Component	Ticker	Initial Component Level	Component Weighting
	S&P 500® Index	SPX <Index>	4,662.85	50/100
	EURO STOXX 50® Index	SX5E <Index>	4,272.19	50/100
For more information on the Basket Components, see “The Basket Components” herein.
Aggregate Principal Amount:	$11,428,210
Principal Amount:	$10 per security. The securities are offered at a minimum investment of 100 securities at $10 per security (representing a $1,000 investment), and integral multiples of $10 in excess thereof.
Price to Public:	$10 per security (see “Commissions and Price to Public” below)
Payment at Maturity:	If the Final Basket Level is greater than the Initial Basket Level, an amount calculated as follows:
$10 + Leveraged Upside Payment
If the Final Basket Level is equal to or less than the Initial Basket Level but greater than or equal to the Trigger Level, $10 If the Final Basket Level is less than the Trigger Level,
$10 × Basket Performance Factor
Under these circumstances, the Payment at Maturity will be less than the principal amount of $10 and will represent a loss of more than 25%, and possibly all, of your investment.
Listing:	The securities will not be listed on any securities exchange.
Key Terms continued on the following page

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 7 of this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, any product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

Commissions and Price to Public	Price to Public	Underwriting Discounts and Commissions	Proceeds to Issuer
Per security	$10	$0.30 (1)
		$0.05(2)	$9.65
Total	$11,428,210	$399,987.35	$11,028,222.65

(1) We or one of our affiliates will pay to Morgan Stanley Smith Barney LLC (“MSSB”) discounts and commissions of $0.35 per $10 principal amount of securities, of which $0.05 per $10 principal amount of securities will be paid as a structuring fee. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

(2) Reflects a structuring fee payable to MSSB by Credit Suisse Securities (USA) LLC (“CSSU”) or one of its affiliates of $0.05 for each security.

The agent for this offering, CSSU, is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse currently estimates the value of each $10 principal amount of the securities on the Trade Date is $9.555 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

Trigger PLUS Based on the Value of an Equally Weighted Basket Consisting of Two Equity Indices due February 3, 2028

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Key Terms continued from previous page:
Leveraged Upside Payment:	$10 × Leverage Factor × Basket Percent Change
Basket Percent Change:	Final Basket Level – Initial Basket Level Initial Basket Level
Basket Performance Factor:	Final Basket Level Initial Basket Level
Trigger Level:	75, which is equal to 75% of the Initial Basket Level
Initial Component Level:	For each Basket Component, the closing level of such Basket Component on the Trade Date, as set forth in the table above.
Final Component Level:	For each Basket Component, the closing level of such Basket Component on the Valuation Date.
Basket Component Return:	For each Basket Component, the Final Component Level divided by the Initial Component Level. “SPX Component Return” is the Basket Component Return for the S&P 500® Index. “SX5E Component Return” is the Basket Component Return for the EURO STOXX 50® Index.
Initial Basket Level:	100
Final Basket Level:	100 × [(SPX Component Return × SPX Component Weighting) + (SX5E Component Return × SX5E Component Weighting)]
Leverage Factor:	149%
Trade Date:	January 14, 2022
Settlement Date:	January 20, 2022. Delivery of the securities in book-entry form only will be made through The Depository Trust Company.
Valuation Date:	January 31, 2028, subject to postponement as set forth in the accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Maturity Date:	February 3, 2028, subject to postponement as set forth in the accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If the Maturity Date is not a business day, the Payment at Maturity will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.
Events of Default:

With respect to these securities, the first bullet of the first sentence of “Description of Debt Securities—Events of Default” in the accompanying prospectus is amended to read in its entirety as follows:

•  a default in payment of the principal or any premium on any debt security of that series when due, and such default continues for 30 days;

CUSIP/ISIN:	22552J161 / US22552J1613
Distributor:	MSSB. See “Supplemental Plan of Distribution (Conflicts of Interest).”
Calculation Agent:	Credit Suisse International

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Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Terms Specific to the Securities

You should read this pricing supplement together with the underlying supplement dated June 18, 2020, the product supplement dated June 18, 2020, the prospectus supplement dated June 18, 2020 and the prospectus dated June 18, 2020, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying Supplement dated June 18, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000095010320011950/dp130454_424b2-eus.htm

•	Product Supplement No. I–B dated June 18, 2020: https://www.sec.gov/Archives/edgar/data/1053092/000095010320011955/dp130588_424b2-ps1b.htm

•	Prospectus Supplement and Prospectus dated June 18, 2020: https://www.sec.gov/Archives/edgar/data/1053092/000110465920074474/tm2019510-8_424b2.htm

In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in the underlying supplement, any product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

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Principal at Risk Securities

Investment Summary

Trigger Performance Leveraged Upside Securities

Principal at Risk Securities

The Trigger PLUS Based on the Value of an Equally Weighted Basket Consisting of Two Equity Indices due February 3, 2028 can be used:

▪	As an alternative to direct exposure to the Basket Components that enhances returns for the positive performance of the Basket.

▪	To enhance returns and potentially outperform the Basket Components in a bullish scenario.

▪	To achieve similar levels of upside exposure to the Basket Components as a direct investment, while using fewer dollars by taking advantage of the Leverage Factor.

▪	Subject to the credit risk of Credit Suisse, to provide limited protection against a loss of principal in the event of a decline of the Basket as of the Valuation Date, but only if the Final Basket Level is greater than or equal to the Trigger Level.

The securities are exposed on a 1:1 basis to the negative performance of the Basket if the Final Basket Level is less than the Trigger Level.

Maturity:	Approximately six years
Leverage Factor:	149% (applicable only if the Final Basket Level is greater than the Initial Basket Level)
Minimum Payment at Maturity:	None. Investors may lose their entire initial investment in the securities.
Coupon:	None

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Key Investment Rationale

The securities offer leveraged exposure to the positive performance of a weighted basket consisting of two Basket Components and limited protection against a loss of principal, subject to the credit risk of Credit Suisse. At maturity, if the Basket has appreciated in value from the Initial Basket Level to the Final Basket Level, investors will receive the principal amount of their investment plus the leveraged upside performance of the Basket. If the Basket has depreciated in value but the Final Basket Level is greater than or equal to the Trigger Level, investors will receive the stated principal amount of their investment. However, if the Basket has depreciated in value so that the Final Basket Level is less than the Trigger Level, investors will lose 1% for every 1% decline in the level of the Basket from the Initial Basket Level to the Final Basket Level. Under these circumstances, the Payment at Maturity will be significantly less than the principal amount and could be zero. Investors may lose their entire initial investment in the securities. All payments on the securities are subject to the credit risk of Credit Suisse.

Leveraged Performance	The securities offer investors an opportunity to capture enhanced returns for the positive performance of the Basket Components relative to a direct investment in the Basket Components.
Upside Scenario	The Basket increases in value, and, at maturity, you receive a full return of principal as well as 149% of the increase in the value of the Basket. For example, if the Final Basket Level is 10% greater than the Initial Basket Level, the securities will provide a total return of 14.90% at maturity.
Par Scenario	The Final Basket Level is equal to the Initial Basket Level or the Final Basket Level is less than the Initial Basket Level but greater than or equal to the Trigger Level. In this case, you receive the principal amount of $10 at maturity.
Downside Scenario	The Basket declines in value by more than 25%, and, at maturity, the securities redeem for less than the principal amount by an amount proportionate to the decline in the value of the Basket from the Initial Basket Level to the Final Basket Level. For example, if the Final Basket Level is 40% less than the Initial Basket Level, the securities will redeem at maturity for a loss of 40% of principal at $6 or 60% of the principal amount. There is no minimum Payment at Maturity on the securities, and you could lose your entire investment.

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Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the Securities Work

The numbers appearing in the sections below have been rounded for ease of analysis.

Payoff Diagram

The payoff diagram below illustrates the Payment at Maturity on the securities based on the following terms:

Principal Amount:	$10 per security
Trigger Level:	75% of the Initial Basket Level (-25% change in Final Basket Level compared with Initial Basket Level)
Leverage Factor:	149%
Minimum Payment at Maturity:	None

Securities Payoff Diagram

See the next page for a description of how the securities work.

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Principal at Risk Securities

How it works

▪	Upside Scenario. If the Final Basket Level is greater than the Initial Basket Level, the investor would receive the $10 principal amount plus 149% of the appreciation of the Basket from the Initial Basket Level to the Final Basket Level.

▪	If the Basket appreciates 20% from the Initial Basket Level to the Final Basket Level, the investor would receive a 29.80% return, or $12.98 per security.

▪	Par Scenario. If the Final Basket Level is equal to the Initial Basket Level, the investor would receive the $10 principal amount.

▪	If the Final Basket Level is less than the Initial Basket Level but greater than or equal to the Trigger Level, the investor would receive the $10 principal amount.

▪	Downside Scenario. If the Final Basket Level is less than the Trigger Level, the investor would receive an amount that is less than the $10 principal amount, based on a 1% loss of principal for each 1% decline in the Basket. Under these circumstances, the Payment at Maturity will be less than the principal amount per security. There is no minimum Payment at Maturity on the securities.

▪	If the Basket depreciates 40% from the Initial Basket Level to the Final Basket Level, the investor would lose 40% of the investor’s principal and receive only $6 per security at maturity, or 60% of the principal amount.

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Principal at Risk Securities

Selected Risk Considerations

This section describes the material risks relating to the securities. For a complete list of risk factors, please see any accompanying product supplement, prospectus and prospectus supplement. Investors should consult their financial and legal advisers as to the risks entailed by an investment in the securities and the appropriateness of the securities in light of their particular circumstances.

Risks Relating to the Securities Generally

▪	The securities do not guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest or the return of any of the principal amount at maturity. Instead, if the Final Basket Level is less than the Trigger Level, you will be fully exposed to the decline in the Basket over the term of the securities, and you will receive for each security that you hold at maturity an amount of cash that is significantly less than the Principal Amount, in proportion to the decline in the Basket from the Initial Basket Level to the Final Basket Level. Under this scenario, the value of any such payment will be less than 75% of the Principal Amount and could be zero. You may lose up to your entire initial investment in the securities. Any payment on the securities is subject to our ability to pay our obligations as they become due.

▪	Regardless of the amount of any payment you receive on the securities, your actual yield may be different in real value terms. Inflation may cause the real value of any payment you receive on the securities to be less at maturity than it is at the time you invest. An investment in the securities also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

▪	The securities do not pay interest. We will not pay interest on the securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Payment at Maturity at maturity is based on the performance of the Basket. Because the Payment at Maturity due at maturity may be less than the amount originally invested in the securities, the return on the securities (the effective yield to maturity) may be negative. Even if it is positive, the return payable on each security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

▪	The probability that the Final Basket Level will be less than the Trigger Level will depend on the volatility of the Basket Components. “Volatility” refers to the frequency and magnitude of changes in the levels of the Basket Components. The greater the expected volatility with respect to the Basket Components on the Trade Date, the higher the expectation as of the Trade Date that the Final Basket Level could be less than the Trigger Level, indicating a higher expected risk of loss on the securities. The terms of the securities are set, in part, based on expectations about the volatility of the Basket Components as of the Trade Date. The volatility of the Basket Components can change significantly over the term of the securities. The levels of the Basket Components could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Basket Components and the potential to lose a significant amount of your principal at maturity.

▪	The amount payable on the securities is not linked to the value of the Basket at any time other than the Valuation Date. The Final Basket Level will be based on the closing levels of the Basket Components on the Valuation Date. Even if the value of the Basket appreciates prior to the Valuation Date but then drops by the Valuation Date, the Payment at Maturity may be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the value of the Basket prior to such drop. Although the actual value of the Basket on the stated Maturity Date or at other times during the term of the securities may be higher than the Final Basket Level, the Payment at Maturity will be based solely on the closing levels of the Basket Components on the Valuation Date.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling

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from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are treated as “open transactions.” If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Risks Relating to the Basket Components

▪	Changes in the levels of the Basket Components may offset each other. Movements in the levels of the Basket Components may not correlate with each other. At a time when the level of one of the Basket Components increases, the level of the other Basket Component may not increase as much or may even decline. Therefore, in calculating the Final Basket Level, an increase in the level of one of the Basket Components may be moderated, or more than offset, by a lesser increase or decline in the level of the other Basket Component.

▪	The closing level of the EURO STOXX 50® Index will not be adjusted for changes in exchange rates relative to the U.S. Dollar even though the equity securities included in the EURO STOXX 50® Index are traded in a foreign currency and the securities are denominated in U.S. Dollars. The value of your securities will not be adjusted for exchange rate fluctuations between the U.S. Dollar and the currencies in which the equity securities included in the EURO STOXX 50® Index are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. Dollar over the term of the securities, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

▪	Foreign securities markets risk. Some or all of the assets included in the EURO STOXX 50® Index are issued by foreign companies and trade in foreign securities markets. Investments in the securities therefore involve risks associated with the securities markets in those countries, including risks of volatility in those markets, government intervention in those markets and cross shareholdings in companies in certain countries. Also, foreign companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The equity securities included in the EURO STOXX 50® Index may be more volatile than domestic equity securities and may be subject to different political, market, economic, exchange rate, regulatory and other risks, including changes in foreign governments, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economies of foreign countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. These factors may adversely affect the values of the equity securities included in the EURO STOXX 50® Index, and therefore the performance of the EURO STOXX 50® Index and the value of the securities.

▪	No ownership rights relating to the Basket Components. Your return on the securities will not reflect the return you would realize if you actually owned the equity securities that comprise the Basket Components. The return on your investment is not the same as the total return based on the purchase of the equity securities that comprise the Basket Components.

▪	Adjustments to the Basket Components could adversely affect the value of the securities. The publisher of a Basket Component may add, delete or substitute the component stocks of the Basket Component or make other methodological changes that could change the value of the Basket Component. Any of these actions could adversely affect the value of the securities. The publisher of a Basket Component may also discontinue or suspend calculation or publication of the Basket Component at any time. In these circumstances, Credit Suisse International, as the calculation agent, will have the sole discretion to substitute a successor underlying that is comparable to the discontinued Basket Component. Credit Suisse International could have an economic interest that is different than that of investors in the securities insofar as, for example, Credit Suisse International is permitted to consider indices that are calculated and published by Credit Suisse International or any of its affiliates. If Credit Suisse International determines that there is no appropriate successor to a Basket Component on the Valuation Date, the amount payable at maturity will be based on the value of the Basket Component, based on the closing prices of the stocks

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constituting the Basket Component at the time of such discontinuance, without rebalancing or substitution, computed by Credit Suisse International as calculation agent in accordance with the formula for calculating the Basket Component last in effect prior to such discontinuance, as compared to the Initial Component Level for such Basket Component.

▪	No dividend payments or voting rights. As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities that comprise the Basket Components.

▪	Government regulatory action, including legislative acts and executive orders, could result in material changes to a Basket Component and could negatively affect your return on the securities. Government regulatory action, including legislative acts and executive orders, could materially affect a Basket Component. For example, in response to recent executive orders, stocks of companies that are determined to be linked to the People’s Republic of China military, intelligence and security apparatus may be delisted from a U.S. exchange, removed as a component in indices or exchange traded funds, or transactions in, or holdings of, securities with exposure to such stocks may otherwise become prohibited under U.S. law. If government regulatory action results in such consequences, there may be a material and negative effect on the securities.

Risks Relating to the Issuer

▪	The securities are subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

▪	Credit Suisse is subject to Swiss regulation. As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

Risks Relating to Conflicts of Interest

▪	Hedging and trading activity. We, any dealer or any of our or their respective affiliates may carry out hedging activities related to the securities, including in instruments related to the Basket Components. We, any dealer or our or their respective affiliates may also trade in instruments related to the Basket Components from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the securities could adversely affect our payment to you at maturity.

▪	Potential conflicts. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the issuer for the offering of the securities, hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. For instance, as calculation agent, Credit Suisse International will determine the Initial Component Levels and the Payment at Maturity. Moreover, certain determinations made by Credit Suisse International, in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor basket component or calculation of the closing level in the event of a market disruption event or discontinuance of the Basket Components. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. In addition, hedging activities by us or our affiliates on or prior to the Trade Date could potentially increase the Initial

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Component Levels and, therefore, could increase the levels at or above which the Basket Components must close so that you are not exposed to the negative performance of the Basket on the Valuation Date. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

▪	Unpredictable economic and market factors will affect the value of the securities. The payout on the securities can be replicated using a combination of the components described in “The estimated value of the securities on the Trade Date is less than the Price to Public.” Therefore, in addition to the levels of the Basket Components, the terms of the securities at issuance and the value of the securities prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general such as:

o       the expected and actual volatility of the Basket Components;

o       the time to maturity of the securities;

o       the dividend rate on the equity securities included in the Basket Components;

o       interest and yield rates in the market generally;

o       investors’ expectations with respect to the rate of inflation;

o       geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect the components included in the Basket Components or markets generally and which may affect the level of the Basket; and

o       our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

▪	The estimated value of the securities on the Trade Date is less than the Price to Public. The initial estimated value of your securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) is less than the original Price to Public. The Price to Public of the securities includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). The costs included in the original Price to Public of the securities will include a fee paid to LFT Securities, LLC, an entity in which an affiliate of MSSB has an ownership interest, for providing certain electronic platform services with respect to this offering. MSSB is acting as a dealer in connection with the distribution of the securities.These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using proprietary pricing models dependent on inputs such as volatility, correlation, dividend rates, interest rates and other factors, including assumptions about future market events and/or environments. These inputs may be market-observable or may be based on assumptions made by us in our discretionary judgment. As such, the payout on the securities can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the securities at issuance. Our option valuation

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Principal at Risk Securities

models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

▪	Effect of interest rate in structuring the securities. The internal funding rate we use in structuring notes such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of the securities if we post a bid to repurchase your securities in secondary market transactions. See “—Secondary Market Prices” below.

▪	Secondary market prices. If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models, the related inputs and other factors, including our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is higher than our secondary market credit spreads, our secondary market bid for your securities could be less favorable than what other dealers might bid because, assuming all else is equal, we use the higher internal funding rate to price the securities and other dealers might use the lower secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs, which may include discounts and commissions that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately four months.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

▪	Lack of liquidity. The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the Basket Components and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

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The Basket Components

S&P 500® Index

The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”), consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float-adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943.

Information as of market close on January 14, 2022:

Bloomberg Ticker Symbol:	SPX
Current Closing Level:	4,662.85
52 Weeks Ago (on 1/15/2021):	3,768.25
52 Week High (on 1/3/2022):	4,796.56
52 Week Low (on 1/29/2021):	3,714.24

The following graph sets forth the daily closing levels of the S&P 500® Index for the period from January 3, 2017 through January 14, 2022. The related table sets forth the published high and low closing levels, as well as end-of-quarter closing levels, of the S&P 500® Index for each quarter in the same period. The closing level of the S&P 500® Index on January 14, 2022 was 4,662.85. We obtained the information in the table and graph below from Bloomberg Financial Markets without independent verification. You should not take the historical values of the S&P 500® Index as an indication of its future performance, and no assurance can be given as to the closing level of the S&P 500® Index on the Valuation Date.

For additional information about the S&P 500® Index, see the information set forth under “The Reference Indices—The S&P Dow Jones Indices—The S&P U.S. Indices—The S&P 500® Index” in the accompanying underlying supplement.

S&P 500® Index Daily Closing Levels January 3, 2017 to January 14, 2022

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S&P 500® Index	High	Low	Period End
2017
First Quarter	2,395.96	2,257.83	2,362.72
Second Quarter	2,453.46	2,328.95	2,423.41
Third Quarter	2,519.36	2,409.75	2,519.36
Fourth Quarter	2,690.16	2,529.12	2,673.61
2018
First Quarter	2,872.87	2,581.00	2,640.87
Second Quarter	2,786.85	2,581.88	2,718.37
Third Quarter	2,930.75	2,713.22	2,913.98
Fourth Quarter	2,925.51	2,351.10	2,506.85
2019
First Quarter	2,854.88	2,447.89	2,834.40
Second Quarter	2,954.18	2,744.45	2,941.76
Third Quarter	3,025.86	2,840.60	2,976.74
Fourth Quarter	3,240.02	2,887.61	3,230.78
2020
First Quarter	3,386.15	2,237.40	2,584.59
Second Quarter	3,232.39	2,470.50	3,100.29
Third Quarter	3,580.84	3,115.86	3,363.00
Fourth Quarter	3,756.07	3,269.96	3,756.07
2021
First Quarter	3,974.54	3,700.65	3,972.89
Second Quarter	4,297.50	4,019.87	4,297.50
Third Quarter	4,536.95	4,258.49	4,307.54
Fourth Quarter	4,793.06	4,300.46	4,766.18
2022
First Quarter (through January 14, 2022)	4,796.56	4,659.03	4,662.85

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EURO STOXX 50® Index

The EURO STOXX 50® Index, which is calculated, maintained and published by STOXX Limited, a company owned by Deutsche Börse AG and SIX Group AG, provides a blue-chip representation of supersector leaders in the Eurozone. The EURO STOXX 50® Index represents supersector leaders in the Eurozone in terms of free-float market capitalization and covers 50 stocks from 11 Eurozone countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. Publication of the EURO STOXX 50® Index was introduced on February 26,1998, with a base value of 1,000 as of December 31, 1991.

Information as of market close on January 14, 2022:

Bloomberg Ticker Symbol:	SX5E
Current Closing Level:	4,272.19
52 Weeks Ago (on 1/15/2021):	3,599.55
52 Week High (on 11/16/2021):	4,401.49
52 Week Low (on 1/29/2021):	3,481.44

The following graph sets forth the daily closing levels of the Underlying for the period from January 3, 2017 through January 14, 2022. The related table sets forth the published high and low closing levels, as well as end-of-quarter closing levels, of the Underlying for each quarter in the same period. The closing level of the Underlying on January 14, 2022 was 4,272.19. We obtained the information in the table and graph below from Bloomberg Financial Markets without independent verification. You should not take the historical values of the Underlying as an indication of its future performance, and no assurance can be given as to the closing level of the Underlying on the Valuation Date.

For additional information about the EURO STOXX 50® Index, see the information set forth under “The Reference Indices—EURO STOXX 50® Index” in the accompanying underlying supplement.

EURO STOXX 50® Index Daily Closing Levels January 3, 2017 to January 14, 2022

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EURO STOXX 50® Index	High	Low	Period End
2017
First Quarter	3,500.93	3,230.68	3,500.93
Second Quarter	3,658.79	3,409.78	3,441.88
Third Quarter	3,594.85	3,388.22	3,594.85
Fourth Quarter	3,697.40	3,503.96	3,503.96
2018
First Quarter	3,672.29	3,278.72	3,361.50
Second Quarter	3,592.18	3,340.35	3,395.60
Third Quarter	3,527.18	3,293.36	3,399.20
Fourth Quarter	3,414.16	2,937.36	3,001.42
2019
First Quarter	3,409.00	2,954.66	3,351.71
Second Quarter	3,514.62	3,280.43	3,473.69
Third Quarter	3,571.39	3,282.78	3,569.45
Fourth Quarter	3,782.27	3,413.31	3,745.15
2020
First Quarter	3,865.18	2,385.82	2,786.90
Second Quarter	3,384.29	2,662.99	3,234.07
Third Quarter	3,405.35	3,137.06	3,193.61
Fourth Quarter	3,581.37	2,958.21	3,552.64
2021
First Quarter	3,926.20	3,481.44	3,919.21
Second Quarter	4,158.14	3,924.80	4,064.30
Third Quarter	4,246.13	3,928.53	4,048.08
Fourth Quarter	4,401.49	3,996.41	4,298.41
2022
First Quarter (through January 14, 2022)	4,392.15	4,239.52	4,272.19

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The Basket

The following tables and graph are calculated to show the performance of the basket during the period from January 3, 2017 through January 14, 2022, assuming the Basket Components were equally weighted such that the Initial Basket Level was 100 on January 14, 2022.

Information as of market close on January 14, 2022:

Current Closing Level:	100
52 Weeks Ago (on 1/15/2021):	82.53
52 Week High (on 1/4/2022):	102.52
52 Week Low (on 1/29/2021):	80.57

The second table sets forth the high and low closing levels, as well as end-of-quarter closing levels, of the Basket for each quarter in the same period. We obtained the information in the table and graph below from Bloomberg Financial Markets without independent verification. You should not take the historical values of the Basket as an indication of its future performance, and no assurance can be given as to the closing level of the Basket on the Valuation Date.

Basket Daily Closing Levels January 3, 2017 to January 14, 2022

The solid red line indicates the Trigger Level.

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Basket	High	Low	Period End
2017
First Quarter	65.50	61.47	65.50
Second Quarter	67.72	64.22	65.44
Third Quarter	68.23	65.06	68.23
Fourth Quarter	70.18	68.13	68.78
2018
First Quarter	72.53	65.49	66.77
Second Quarter	70.29	66.16	67.98
Third Quarter	70.73	67.79	70.06
Fourth Quarter	70.35	59.23	61.17
2019
First Quarter	69.33	60.01	68.68
Second Quarter	71.74	66.99	71.22
Third Quarter	72.89	68.01	72.70
Fourth Quarter	77.93	69.95	77.41
2020
First Quarter	80.43	52.34	59.48
Second Quarter	73.00	57.04	70.08
Third Quarter	76.30	70.18	72.35
Fourth Quarter	80.69	68.63	80.64
2021
First Quarter	87.98	79.37	87.18
Second Quarter	92.74	87.98	92.26
Third Quarter	96.71	90.27	92.17
Fourth Quarter	101.92	92.89	101.64
2022
First Quarter (through January 14, 2022)	102.52	100.00	100.00

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United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “United States Federal Tax Considerations.”

There are no statutory, judicial or administrative authorities that address the U.S. federal income tax treatment of the securities or instruments that are similar to the securities. In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid financial contract that is an “open transaction” for U.S. federal income tax purposes. However, there is uncertainty regarding this treatment.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result:

•       You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or other disposition.

•       Upon a sale or other disposition (including retirement) of a security, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities, and the IRS or a court might not agree with the treatment described herein. In particular, the IRS could treat the securities as contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized, could be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions in the next paragraph and in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “United States Federal Tax Considerations—FATCA” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued prior to January 1, 2023 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

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If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU. The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU will offer the securities at the offering price set forth on the cover page of this pricing supplement and will receive underwriting discounts and commissions of $0.35 per $10 principal amount of securities. MSSB and its financial advisors will collectively receive from CSSU discounts and commissions of $0.35 for each security they sell, of which $0.05 per $10 principal amount of securities reflects a structuring fee. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker-dealers in connection with the costs of implementing systems to support these securities.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the securities more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The agent for this offering, CSSU, is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

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Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as United States counsel to Credit Suisse, when the securities offered by this pricing supplement have been executed and issued by Credit Suisse and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities will be valid and binding obligations of Credit Suisse, enforceable against Credit Suisse in accordance with their terms, subject to (i) applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, (ii) concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and (iii) possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities. Insofar as this opinion involves matters governed by Swiss law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Homburger AG, dated October 29, 2021 and filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on October 29, 2021. The opinion of Davis Polk & Wardwell LLP is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Homburger AG. In addition, the opinion of Davis Polk & Wardwell LLP is subject to customary assumptions about the establishment of the terms of the securities, the trustee’s authorization, execution and delivery of the indenture and its authentication of the securities, and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated October 29, 2021, which was filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on October 29, 2021. Davis Polk & Wardwell LLP expresses no opinion as to waivers of objections to venue, the subject matter or personal jurisdiction of a United States federal court or the effectiveness of service of process other than in accordance with applicable law. In addition, such counsel notes that the enforceability in the United States of Section 10.08(c) of the indenture is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.

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